Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-153769 and 333-184515 on Form S-3 and in Registration Statements No. 333-62780, No. 333-63186, No. 333-130605, No. 333-153202, No. 333-153770, No. 333-169961 and No. 333-181150 on Form S-8 of our reports dated February 28, 2013 relating to the consolidated financial statements of Willis Group Holdings Public Limited Company and the effectiveness of Willis Group Holdings Public Limited Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Willis Group Holdings Public Limited Company for the year ended December 31, 2012.

/s/ Deloitte LLP
London, United Kingdom
February 28, 2013